UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 13G

Under the Securities Exchange Act of 1934

(Amendment No. 3)*

Digital Impact

(Name of Issuer)

Common Stock, .0001 Par Value

(Title of Class of Securities)

25385G106 (CUSIP Number)

December 31, 2003

(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☐ Rule 13d-1(b)

☐ Rule 13d-1(c)

☒ Rule 13d-1(d)

*	The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP NUMBER 25385G106

1.	Name of Reporting Persons I.R.S. Identification Nos. of persons (entities only) Draper Fisher Associates Fund IV, L.P.

2.	Check the Appropriate Box if a Member of a Group (See Instructions) (a) ☐ (b) ☒

3.	SEC Use Only

4.	Citizenship or Place of Organization California

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5. Sole Voting Power 0 6. Shared Voting Power 4,301,984 7. Sole Dispositive Power 0 8. Shared Dispositive Power 4,301,984

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 4,937,847

10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (9) 15.0%

12.	Type of Reporting Person (See Instructions) PN

CUSIP NUMBER 25385G106

1.	Name of Reporting Persons I.R.S. Identification Nos. of persons (entities only) Draper Fisher Management Company IV, LLC

2.	Check the Appropriate Box if a Member of a Group (See Instructions) (a) ☐ (b) ☒

3.	SEC Use Only

4.	Citizenship or Place of Organization California

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5. Sole Voting Power 0 6. Shared Voting Power 4,301,984 7. Sole Dispositive Power 0 8. Shared Dispositive Power 4,301,984

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 4,937,847

10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (9) 15.0%

12.	Type of Reporting Person (See Instructions) OO

CUSIP NUMBER 25385G106

1.	Name of Reporting Persons I.R.S. Identification Nos. of persons (entities only) Timothy C. Draper

2.	Check the Appropriate Box if a Member of a Group (See Instructions) (a) ☐ (b) ☒

3.	SEC Use Only

4.	Citizenship or Place of Organization United States

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5. Sole Voting Power 203,132 6. Shared Voting Power 4,625,790 7. Sole Dispositive Power 203,132 8. Shared Dispositive Power 4,625,790

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 4,937,847

10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (9) 15.0%

12.	Type of Reporting Person (See Instructions) IN

CUSIP NUMBER 25385G106

1.	Name of Reporting Persons I.R.S. Identification Nos. of persons (entities only) John H.N. Fisher

2.	Check the Appropriate Box if a Member of a Group (See Instructions) (a) ☐ (b) ☒

3.	SEC Use Only

4.	Citizenship or Place of Organization United States

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5. Sole Voting Power 8,925 6. Shared Voting Power 4,625,790 7. Sole Dispositive Power 8,925 8. Shared Dispositive Power 4,625,790

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 4,937,847

10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (9) 15.0%

12.	Type of Reporting Person (See Instructions) IN

CUSIP NUMBER 25385G106

1.	Name of Reporting Persons I.R.S. Identification Nos. of persons (entities only) Stephen T. Jurvetson

2.	Check the Appropriate Box if a Member of a Group (See Instructions) (a) ☐ (b) ☒

3.	SEC Use Only

4.	Citizenship or Place of Organization United States

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5. Sole Voting Power 100,000 6. Shared Voting Power 4,625,790 7. Sole Dispositive Power 100,000 8. Shared Dispositive Power 4,625,790

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 4,937,847

10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (9) 15.0%

12.	Type of Reporting Person (See Instructions) IN

CUSIP NUMBER 25385G106

1.	Name of Reporting Persons I.R.S. Identification Nos. of persons (entities only). Draper Fisher Partners IV, LLC

2.	Check the Appropriate Box if a Member of a Group (See Instructions) (a) ☐ (b) ☒

3.	SEC Use Only

4.	Citizenship or Place of Organization California

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5. Sole Voting Power 0 6. Shared Voting Power 323,806 7. Sole Dispositive Power 0 8. Shared Dispositive Power 323,806

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 4,937,847

10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (9) 15.0%

12.	Type of Reporting Person (See Instructions) OO

Item 1.	(a)	Name of Issuer: Digital Impact

	(b)	Address of Issuer’s Principal Executive Offices: 777 Bovet Road, Suite 300, San Mateo, CA 94402

Item 2.	(a)	Name of Person Filing: Draper Fisher Associates Fund IV, L.P. Draper Fisher Management Company IV, LLC Timothy C. Draper John H.N. Fisher Stephen T. Jurvetson Draper Fisher Partners IV, LLC

	(b)	Address of Principal Business Office or, if none, Residence: 400 Seaport Court, Suite 250, Redwood City, CA 94063

(c)

Citizenship:

Draper Fisher Associates Fund IV, L.P.                         California

Draper Fisher Management Company IV, LLC             California

Timothy C. Draper                                                           United States

John H.N. Fisher                                                              United States

Stephen T. Jurvetson                                                        United States

Draper Fisher Partners IV, LLC                                       California

	(d)	Title of Class of Securities: Common Stock

	(e)	CUSIP Number: 25385G106

Item 3.	If this statement is filed pursuant to § 240.13d-1(b), or 240.13d-2(b) or (c), check whether the person filing is a:

	(a)	☐	Broker or dealer registered under section 15 of the Act (15 U.S.C. 78o).

	(b)	☐	Bank as defined in section 3(a)(6) of the Act (15 U.S.C. 78c).

	(c)	☐	Insurance company as defined in section 3(a)(19) of the Act (15 U.S.C. 78c).

	(d)	☐	Investment company registered under section 8 of the Investment Company Act of 1940 (15 U.S.C. 80a-8).

	(e)	☐	An investment adviser in accordance with §240.13d-1(b)(1)(ii)(E);

	(f)	☐	An employee benefit plan or endowment fund in accordance with §240.13d-1(b)(1)(ii)(F);

	(g)	☐	A parent holding company or control person in accordance with §240.13d-1(b)(ii)(G);

	(h)	☐	A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813);

	(i)	☐	A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);

	(j)	☐	Group, in accordance with §240.13d-1(b)(1)(ii)(J).

Item 4.	Ownership. Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1. See rows 5 through 11 of cover pages.

Item 5.	Ownership of Five Percent or Less of a Class. Not Applicable.

Item 6.	Ownership of More than Five Percent on Behalf of Another Person. Not Applicable.

Item 7.	Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company or Control Person. Not Applicable.

Item 8.	Identification and Classification of Members of the Group. Not Applicable.

Item 9.	Notice of Dissolution of Group. Not Applicable.

Item 10.	Certification. Not Applicable. This statement on Schedule 13G is not filed pursuant to Rule 13d-1(b) or (c).

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: February 16, 2004

Draper Fisher Associates Fund IV, L.P.

By:	/s/ Tim Draper

Name: Tim Draper
Title: Managing Director

Draper Fisher Management Company IV, LLC

By:	/s/ Tim Draper

Name: Tim Draper
Title: Managing Director

/s/ Timothy C. Draper

Timothy C. Draper

/s/ John H. N. Fisher

John H. N. Fisher

/s/ Stephen T. Jurvetson

Stephen T. Jurvetson

Draper Fisher Partners IV, LLC

By:	/s/ Tim Draper

Name: Tim Draper
Title: Managing Director

Exhibit Index

Exhibit	Description

99.1	Statement pursuant to Rule 13d-1(k)(1)(iii), filed herewith